FOR IMMEDIATE RELEASE              October 20, 2003

                    Contact:    Rosemarie Faccone or
                                Susan Jordan
                                (732) 577-9997


                    UNITED MOBILE HOMES, INC.
               ADDED TO MORGAN STANLEY REIT INDEX

      Freehold, NJ, October 20, 2003..United Mobile Homes, Inc. (AMEX:UMH) is proud to announce that it has been added to the Morgan Stanley REIT Index (RMS), as part of the quarterly rebalancing of this index, effective Monday, October 20, 2003.

       The Morgan Stanley REIT Index (RMS) is a market capitalization-weighted total-return index of real estate investment trusts (REITs) that meet certain liquidity requirements. The index was designed to track the total-return performance of a broad group of REIT stocks, assuming dividend reinvestment in the index on the ex-dividend date. Stocks are selected for the index based on a prescribed set of selection criteria and rebalancing rules that should permit investors to replicate index performance.

      Samuel A. Landy, President of United Mobile Homes, Inc., stated, "United Mobile Homes, Inc. is proud of its record of earnings and growth." In addition, he expressed satisfaction in accomplishing his goal of increasing the marketability of shares by being included in the various Index Funds. "Earlier this year, UMH was included in the Russell 2000 Index. Now, we have been added to the Morgan Stanley REIT Index. These indexes are widely used by managers for index funds and as benchmarks for both passive and active investment strategies. We are very proud of these milestones for our company."

      United Mobile Homes, Inc. is a publicly-owned real estate investment trust whose primary business is the ownership and operation of manufactured home communities, leasing manufactured home spaces to private manufactured home owners, and leasing homes to residents. UMH owns over 6,000 sites in a total of 26 communities located in New York, New Jersey, Pennsylvania, Ohio and Tennessee. In addition, the Company owns a portfolio of REIT securities. United Mobile Homes, Inc. has been in operation since 1968, operating as a public company since 1985.

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